Exhibit 99.3

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Georgia-Pacific Corporation

133 Peachtree Street, N.E.

Atlanta, Georgia 30303

Release No. C-2022 Contacts: Sheila Weidman (404) 652-6322 Robin Keegan (404) 652-4713 Date: Dec. 23, 2005

GEORGIA-PACIFIC ACCEPTS

DEBT SECURITIES IN DEBT TENDER OFFERS

ATLANTA - Georgia-Pacific Corp. (NYSE: GP) today announced that it has accepted for purchase, and paid for, in conjunction with its merger with Koch Forest Products, Inc., an indirect wholly owned subsidiary of Koch Industries, Inc., all of the debt securities validly tendered and not validly withdrawn in its debt tender offers on or prior to 5 p.m. EST on Dec. 22, 2005.

The price per $1,000 principal amount for each series of debt securities subject to the debt tender offers, and the principal amount of securities tendered in the debt tender offers on or prior to 5 p.m. EST on Dec. 22, 2005, is as follows:

Title of Security	Tender Offer Consideration per $1,000 Principal Amount	Total Consideration per $1,000 Principal Amount	Aggregate Principal Amount Tendered at 5 p.m. EST on Dec. 22, 2005	Percentage Tendered
7.375% Senior Notes due 2008	$1,038.73	$1,058.73	$347,410,000	99.26%
8.875% Senior Notes due 2010	$1,105.53	$1,125.53	$697,345,000	99.62%
9.375% Senior Notes due 2013	$1,098.87	$1,118.87	$766,423,000	98.89%
8.00% Senior Notes due 2014	$1,086.79	$1,106.79	$77,013,000	51.34%
6.875% Senior Notes due 2007	$1,015.17	$1,035.17	$279,571,000	93.19%
9.25% Debentures due 2021	$1,391.21	$1,411.21	$29,953,000	97.52%
7.75% Debentures due 2023	$1,251.41	$1,271.41	$83,561,000	94.96%

The total consideration set forth above includes a consent payment of $20 per $1,000 principal amount of debt securities and was paid to holders who validly tendered and did not validly withdraw their debt securities in the debt tender offers on or prior to 5 p.m. EST on Dec. 1, 2005. The tender offer consideration set forth above, which does not include the consent

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payment, was paid to holders who validly tendered and did not validly withdraw their notes in the debt tender offers after 5 p.m. EST on Dec. 1, 2005 and on or prior to 5 p.m. EST on Dec. 22, 2005. Georgia-Pacific has also paid to holders whose debt securities were accepted today accrued and unpaid interest on their debt securities up to, but not including, Dec. 23, 2005.

The debt tender offers expire at midnight EST on Jan. 6, 2006. Holders who validly tender their debt securities pursuant to the debt tender offers after 5 p.m. EST on Dec. 22, 2005 and on or prior to the expiration of the debt tender offers will be paid, promptly after the expiration date, the tender offer consideration set out above, plus accrued and unpaid interest up to, but not including, the expiration date.

The dealer managers for the debt tender offers are Citigroup Corporate and Investment Banking, and Goldman, Sachs & Co. Persons with questions regarding the debt tender offers should contact Citigroup Corporate and Investment Banking at (800) 558-3745 (U.S. toll free), attention: Liability Management Group or Goldman, Sachs & Co. at (800) 828-3182 (U.S. toll free) or (212) 357-3019, attention: Credit Liability Management. Requests for documents should be directed to Global Bondholder Services Corporation, the information agent, at (212) 430-3774 (for banks and brokers) or (866) 952-2200 (U.S. toll free).

This release is neither an offer to purchase nor a solicitation or an offer to sell any securities. The debt tender offers are made only by the Offer to Purchase and Consent Solicitation Statement dated Nov. 17, 2005.

Headquartered at Atlanta, Georgia-Pacific is one of the world’s leading manufacturers and marketers of tissue, packaging, paper, building products and related chemicals. With 2004 annual sales of approximately $20 billion, the company employs 55,000 people at more than 300 locations in North America and Europe. Its familiar consumer tissue brands include Quilted Northern®, Angel Soft®, Brawny®, Sparkle®, Soft ’n Gentle®, Mardi Gras®, Vanity Fair® and Lotus®, as well as the Dixie® brand of disposable cups, plates and cutlery. Georgia-Pacific’s building products manufacturing business has long been among the nation’s leading suppliers of building products to lumber and building materials dealers and large do-it-yourself warehouse retailers. For more information, visit www.gp.com